As filed with the Securities and Exchange Commission on June 3, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONWIDE HEALTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	95-3997619
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660-6429

(949) 718-4400

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

R. Bruce Andrews

President and Chief Executive Officer

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660-6429

(949) 718-4400

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy To:

Gary J. Singer, Esq.

Brandi R. Steege, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, CA 92660-6429

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Debt Securities	(1)(2)	(3)	(1)(2)	NA

Preferred Stock (par value $1.00 per share)	(1)(4)	(3)	(1)(3)(4)	NA

Common Stock (par value $0.10 per share)	(1)(5)	(3)	(1)(3)(5)	NA

Securities Warrants	(1)(6)	(3)	(1)(3)(6)	NA

Total	$500,000,000	(3)	$500,000,000	$40,450	(7)

(1)	In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement exceed $500,000,000 or, if any debt securities are issued with original issue discount, the greater amount as shall result in an aggregate offering price of $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	Subject to footnote (1), there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time, by the registrant, and an indeterminate number of debt securities as may from time to time be issued hereunder upon conversion of another series of debt securities registered hereunder.

(3)	The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4)	Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold, from time to time, by the registrant. There is also being registered hereunder an indeterminate number of shares of preferred stock as shall be issuable upon conversion of debt securities or exercise of securities warrants registered hereunder.

(5)	Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of common stock as may be sold, from time to time, by the registrant. There is also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion of the preferred stock or debt securities or exercise of securities warrants registered hereunder.

(6)	Subject to footnote (1), there is being registered hereunder an indeterminate number of debt securities warrants, preferred stock warrants and common stock warrants representing rights to purchase debt securities, preferred stock and common stock, respectively, registered hereunder.

(7)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 3, 2003

PROSPECTUS

$500,000,000

Debt Securities

Preferred Stock

Common Stock

Securities Warrants

We may offer, from time to time, in one or more series:

•	debt securities;

•	warrants to purchase debt securities;

•	shares of our preferred stock;

•	warrants to purchase shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase shares of our common stock.

The common stock warrants, the debt securities warrants and the preferred stock warrants are collectively referred to herein as the securities warrants. The debt securities, the preferred stock, the common stock and the securities warrants are collectively referred to herein as the securities. The securities will have an aggregate offering price of $500,000,000 and will be offered on terms to be determined at the time of offering. We will provide the specific terms of these securities in prospectus supplements to this prospectus prepared in connection with each offering. The prospectus supplement will also disclose whether the securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities.

Securities may be sold directly, through agents from time to time or through underwriters or dealers. If any agent or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement. See “Plan of Distribution.” The net proceeds we receive from the sale also will be set forth in the applicable prospectus supplement.

Investing in the securities involves risks that are described under “Risk Factors” beginning on  page 3 of this prospectus and, if applicable, under “Risk Factors” in the applicable prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “NHP”. On June 2, 2003, the closing price of our common stock was $15.29.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is             , 2003

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in prospectus is current only as of the date of this prospectus.

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SUMMARY

The following summary may not contain all the information that may be important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference in the prospectus before making a decision to invest in our common stock.

Whenever we refer herein to “NHP,” “us,” “we” or “our,” we are referring to Nationwide Health Properties, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Additional Information.”

As permitted by the rules and regulations of the SEC, this prospectus omits various information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us and the securities offered under this prospectus and any prospectus supplement, we refer you to the registration statement and the attached exhibits and schedules, which you can obtain from the SEC as described below under “Additional Information,” as well as on our website at http://www.nhp-reit.com. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents and provisions of any contract or other document referred to in this prospectus may be summary in nature, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference.

THE COMPANY

Nationwide Health Properties, Inc., a Maryland corporation organized in October 1985, is a real estate investment trust, or REIT, that invests in senior housing and long-term care properties – primarily independent and assisted living facilities, skilled nursing facilities and continuing care retirement communities. As of March 31, 2003, our gross investment in our properties, including mortgage loans receivable and our investment in an unconsolidated joint venture, was approximately $1.6 billion. As of March 31 2003, we had investments in 389 facilities in 38 states, consisting of:

•	185 skilled nursing facilities;

•	137 assisted and independent living facilities;

•	12 continuing care retirement communities;

•	one rehabilitation hospital;

•	one long-term acute care hospital;

•	four buildings held for sale; and

•	49 assisted living facilities operated by an unconsolidated joint venture in which we have a 25% interest.

Other than the four buildings held for sale, substantially all of our owned facilities are leased under “triple-net” leases, which are accounted for as operating leases, to 69 healthcare providers.

Our principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660 and our telephone number is (949) 718-4400.

RATIO OF EARNINGS TO FIXED CHARGES

In computing the ratios of earnings to fixed charges, earnings have been based on consolidated income from continuing operations before fixed charges, exclusive of capitalized interest. No adjustments have been made for income from our unconsolidated joint venture because we have received in cash all equity method income reflected on the income statement. Fixed charges consist of interest on debt, including amounts capitalized. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consists of dividends on our 7.677% Series A cumulative redeemable preferred stock.

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31,	Year Ended December 31,
	2003	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	1.91	1.79	2.08	2.13	2.14	2.38
Ratio of earnings to combined fixed charges and preferred stock dividends	1.69	1.57	1.83	1.89	1.88	2.01

RISK FACTORS

Generally speaking, the risks facing our company fall into two categories: risks associated with the operations of our operators; and other risks unique to our operations. You should carefully consider the risks and uncertainties described below before making an investment decision in our company. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, financial condition, results of operations and cash flows and, thus, an investment in our company.

Operator Risks

Our financial position and ability to make distributions would be adversely affected if any of our major operators were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our facilities or make mortgage loans on economically favorable terms. These adverse developments could arise due to a number of factors, including those listed below.

Financial Difficulties

We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to restrict our ability to collect unpaid rent and interest during the bankruptcy proceeding.

•	Leases. If one of our lessees seeks bankruptcy protection, the lessee can either assume or reject the lease. Generally, the operator is required to make rent payments to us during their bankruptcy until they reject the lease. If the lessee assumes the lease, the court cannot change the rental amount or any other lease provision that could financially impact us. However, if the lessee rejects the lease, the facility would be returned to us. If the facility is returned to us, our financial condition could be adversely affected by delays in or the terms of re-leasing the facility to a new operator.

•	Mortgage Loans. If an operator defaults under one of our mortgage loans, we may have to foreclose on the mortgage or protect our interest by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the facility’s investment potential. Operators may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against an enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If an operator seeks bankruptcy protection, the automatic stay of the federal bankruptcy law would preclude us from enforcing foreclosure or other remedies against the operator unless relief is obtained from the court. High “loan to value” ratios or declines in the value of the facility may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the replacement of the operator licensed to manage the facility. In some instances, we may take possession of a property that may expose us to successor liabilities. If any of these events occur, our revenue and operating cash flow could be adversely affected.

Governmental Regulations

Our operators are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. The ultimate timing or effect of these changes cannot be predicted. These changes may have a dramatic effect on our operators’ costs of doing business and the amount of reimbursement by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

•	Medicare and Medicaid. A significant portion of our skilled nursing facility operators’ revenue is derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid, and failure to maintain certification and accreditation in these programs would result in a loss of funding from them. Moreover, federal and state governments have adopted and continue to consider various reform proposals to control health care costs. In recent years, there have been fundamental changes in the Medicare program that have resulted in reduced levels of payment for a substantial portion of health care services. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients. In addition, reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors. Governmental concern regarding health care costs and their budgetary impact may result in significant reductions in payment to health care facilities, and future reimbursement rates for either governmental or private payors may not be sufficient to cover cost increases in providing services to patients. Loss of certification or accreditation or any changes in reimbursement policies that reduce reimbursement to levels that are insufficient to cover the cost of providing patient care, could adversely affect revenues of our operators and thereby adversely affect their ability to meet their obligations to us and the value of our affected properties.

•	Licensing and Certification. Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically audited by them to confirm compliance. Failure to obtain licensure or loss of licensure would prevent a facility from operating. Our skilled nursing facilities require governmental approval, in the form of a certificate of need that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. Our facilities may not be able to satisfy current and future certificate of need requirements and this could adversely affect our operators and facilities. Any of these events could adversely affect the facility operator’s ability to meet its obligations to us.

•	Fraud and Abuse Regulations. There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against health care providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expand the penalties for health care fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs. Further, under Operation Restore Trust, a major anti-fraud demonstration project, the Office of Inspector General of the U.S. Department of Health and Human Services, in cooperation with other federal and state agencies, has focused on the activities of skilled nursing facilities in certain states in which we have properties. If one of our operators violates any of these regulations, that may jeopardize its ability to operate a facility or to make lease and mortgage payments, thereby potentially adversely affecting us.

•	Legislative Developments. Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. Among the proposals under consideration are cost controls on state Medicaid reimbursements, a “Patient Bill of Rights” to increase the liability of insurance companies as well as the ability of patients to sue in the event of a wrongful denial of claim, a Medicare prescription drug benefit, hospital cost-containment initiatives by public and private payors, uniform electronic data transmission standards for healthcare claims and payment transactions, and higher standards to protect the security and privacy of health-related information. We cannot predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

Litigation and Increasing Insurance Costs

In some states, advocacy groups have been created to monitor the quality of care at skilled nursing facilities, and these groups have brought litigation against operators. Also, in several instances, private litigation by skilled nursing facility patients has succeeded in winning very large damage awards for alleged abuses. To a lesser extent, this litigation also has spilled over and affected assisted living facilities. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance incurred by our tenants. In addition, the cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment continues. Continued cost increases could adversely affect our tenants’ abilities to pay their lease or mortgage payments.

Competition

The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are competing with numerous other companies providing similar health care services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. In addition, overbuilding in the assisted and independent living market has caused a slow-down in the fill-rate of newly constructed buildings and a reduction in the monthly rate many newly built and previously existing facilities were able to obtain for their services. This resulted in lower revenues for the operators of certain of our facilities. It may also have contributed to the financial difficulties of some of our operators. While we believe that overbuilt markets should reach stabilization in the next couple of years due to minimal new development, we cannot be certain the operators of all of our facilities will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses and therefore affect their ability to meet their obligations to us.

Risks Unique to Us and Our Operations

In addition to the operator related risks discussed above, there are a number of risks directly associated with our company and operations.

External Sources of Capital

In order to qualify as a REIT under the Internal Revenue Code, we are required, among other things, each year to distribute to our stockholders at least 90% of our REIT taxable income. Because of this distribution requirement, we will not be able to fund, from cash retained from operations, all future capital needs, including capital needs to satisfy or refinance maturing commitments and to make investments. As a result, we rely on external sources of capital that may be unavailable on favorable terms or at all, which depending on the circumstances could have a material adverse affect on our financial position, such as in the case of maturing commitments. Our access to capital depends upon a number of factors, including general market conditions and the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. Generally speaking, difficult capital market conditions in our industry during the past several years have limited our access to capital. As a result, while we have been able to meet our maturing commitments, the level of our new investments has decreased except in 2002. We currently expect difficult market conditions to prevail during 2003, which could limit our access to capital for the coming year. While we do not expect this to affect our ability to meet our maturing commitments, it could limit our ability to make future investments. Our potential capital sources include:

•	Equity Financing. As with other publicly-traded companies, the availability of equity capital will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions that may change from time to time. Among the market conditions and other factors that may affect the market price of our common stock are:

•	the extent of investor interest;

•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our financial performance and that of our operators;

•	the contents of analyst reports about us and the REIT industry;

•	general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

•	our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

•	other factors such as governmental regulatory action and changes in REIT tax laws.

The market value of the equity securities of a REIT is generally based upon the market’s perception of the REIT’s growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market’s expectation with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

•	Debt Financing/Leverage. Financing for our maturing commitments and future investments may be provided by borrowings under our bank line of credit, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make distributions to our stockholders, that we will be unable to refinance existing indebtedness and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase. This increased interest expense would adversely affect our financial condition and results of operations. Moreover, additional debt financing increases the amount of our leverage. The degree of leverage could have important consequences to stockholders, including affecting our investment grade ratings, our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

Concentration of Revenues

Two of the operators of our facilities account for 10% or more of our revenues. As of the end of 2002, as adjusted for facilities acquired and disposed during 2002, Alterra Healthcare Corporation accounted for 14% of our revenues and American Retirement Corporation, or ARC, accounted for 12% of our revenues. In January 2003, Alterra filed for protection under the United States bankruptcy laws. Alterra operates 59 of our facilities and all 49 of the facilities owned by our joint venture, in which we are a 25% equity partner. ARC operates 16 of our facilities. If Alterra decides to reject our leases in bankruptcy or if ARC experiences financial difficulties, our revenues and operating cash flow could be adversely affected.

REIT Status

We intend to operate in a manner to qualify as a REIT under the Internal Revenue Code. While we believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Internal Revenue Code, it is possible that is not the case or that our future operations could cause us to fail to qualify. Qualification as a REIT requires us to satisfy numerous requirements established under highly technical and complex Internal Revenue Code provisions. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to stockholders aggregating at least 90% of our annual REIT taxable income. While we are not aware of anything significant that is pending, legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of qualification as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates. Unless we are entitled to relief under statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification. If we lose our REIT status, our net earnings available for distribution to stockholders or investments would be significantly reduced for each of the years involved. In addition, we would no longer be required to make distributions to stockholders.

Our Acquisitions May be Unsuccessful

Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, or newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable healthcare operators to build, expand or renovate facilities on our properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. Moreover, if we issue equity securities or incur additional debt, or both, to finance future acquisitions, that may reduce our per share financial results.

Key Personnel

We depend on the efforts of our executive officers, particularly Mr. R. Bruce Andrews, Mr. Mark L. Desmond and Mr. Donald D. Bradley. While we believe that we could find suitable replacements for these key personnel, the loss of their services or the limitation of their availability could have an adverse impact on our operations. Although we have entered into employment and security agreements with these executive officers, these agreements may not assure their continued service.

Environmental Matters

Under various laws, owners of real estate may be required to investigate and clean up hazardous substances present at a property, and may be held liable for property damage or personal injuries that result from environmental contamination. These laws also expose us to the possibility that we become liable to reimburse the government for damages and costs it incurs in connection with the contamination. We review environmental surveys of the facilities we own prior to their purchase. Based upon those surveys we do not believe that any of our properties are subject to material environmental contamination. However, environmental liabilities may be present in our properties and we may incur costs to remediate contamination that could have a material adverse effect on our business or financial condition.

Change of Control Provisions

Our charter and bylaws contain provisions that may delay, defer or prevent a change in control or other transactions that could provide stockholders with the opportunity to realize a premium over the then-prevailing market price for our common stock.

•

Ownership Limitations.    In order to protect us against the risk of losing our REIT status for federal income tax purposes, our charter prohibits the ownership by any single person of more than 9.9% of the issued and outstanding shares of our voting stock. We can redeem shares acquired or held in excess of the ownership limit. In addition, any acquisition of our common stock or preferred stock that would result in our disqualification as a REIT is null and void. The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect our stockholders’ ability to realize a premium over the then-prevailing market price for the shares of our common stock in connection with a stock transaction. The Board of Directors has increased the ownership limit applicable to our voting stock to 20% with respect to Cohen & Steers Capital Management, Inc. As of December 31, 2002, Cohen & Steers Capital Management, Inc. owned 14% of our common stock.

•	Preferred Stock. Our charter authorizes us to issue additional shares of common stock and one or more series of preferred stock and to establish the preferences, rights and other terms of any series of preferred stock that we issue. Although our Board of Directors has no intention to do so at the present time, it could establish a series of preferred stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

•	Other. Our charter also contains other provisions that may impede various actions by stockholders without approval of our Board of Directors or preferred stockholders entitled to vote, which in turn may delay, defer or prevent a transaction, including a change in control, that might involve payment of a premium price for our common stock or otherwise be in the best interests of our stockholders. Those provisions include the following:

•	in certain circumstances, a proposed consolidation, merger, share exchange or transfer must be approved by two-thirds of the votes of our preferred stockholders entitled to be cast on the matter;

•	the requirement that any business combination be approved by 90% of the outstanding shares unless the transaction receives a unanimous vote or a consent of the Board of Directors or is a combination solely with a wholly-owned subsidiary; and

•	the Board of Directors is classified into three groups whereby each group of Directors is elected for successive terms ending at the annual meeting of stockholders the third year after election.

STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Certain information contained in this prospectus and any accompanying prospectus supplement includes forward-looking statements. Forward looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward looking terminology such as “may”, “will”, “anticipates”, “expects”, “believes”, “intends”, “should” or comparable terms or the negative thereof. All forward-looking statements included in this prospectus and any prospectus supplement are based on information available to us on the date of the applicable document. These statements speak only as of the date of the applicable document and we assume no obligation to update the forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, without limitation, the following:

•	continued deterioration of the operating results or financial condition, including bankruptcies, of our tenants;

•	occupancy levels at certain facilities;

•	changes in the ratings of our debt securities;

•	access to the capital markets and the cost of capital;

•	government regulations, including changes in the reimbursement levels under the Medicare and Medicaid programs;

•	the general distress of the healthcare industry;

•	the effect of economic and market conditions and changes in interest rates;

•	the amount and yield of any additional investments;

•	the ability of our operators to repay deferred rent or loans in future periods;

•	our ability to attract new operators for certain facilities;

•	our ability to sell certain facilities for their book value;

•	changes in tax laws and regulations affecting REITs; and

•	the risk factors set forth under the caption “Risk Factors” in Item 1 of our annual report on Form 10-K for the year ended December 31, 2002.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus and, if applicable, under “Risk Factors” in the applicable prospectus supplement, could cause our actual results to differ materially from those projected in any forward-looking statement we make.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents our selected financial data. Certain of this financial data has been derived from our unaudited financial statements included in our quarterly report on Form 10-Q for the first quarter ended March 31, 2003 and our audited financial statements included in our 2002, 2001, 2000, 1999 and 1998 annual reports on Form 10-K and should be read in conjunction with the financial statements and accompanying notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly report on Form 10-Q and annual reports on Form 10-K.

	Three Months Ended March 31,	Years ended December 31,
	2003	2002	2001	2000	1999	1998
		(In thousands, except per share data)
Operating Data:
Revenues	$41,528	$156,461	$163,249	$167,637	$157,845	$136,441
Income from continuing operations	13,863	44,357	60,630	68,601	67,715	62,883
Gain (loss) on sale of facilities	—	—	11,245	1,149	(335)	2,321
Discontinued operations	(953)	(7,803)	(3,537)	1,412	3,433	4,544
Net income	12,910	36,554	68,338	71,162	70,813	69,748
Preferred stock dividends	(1,919)	(7,677)	(7,677)	(7,677)	(7,677)	(7,677)
Income available to common stockholders	10,991	28,877	60,661	63,485	63,136	62,071
Dividends paid on common stock	22,923	90,585	87,093	85,889	83,480	75,128
Per Share Data:
Basic/diluted income from continuing operations available to common stockholders	$0.24	$0.75	$1.13	$1.32	$1.30	$1.24
Basic/diluted income available to common stockholders	0.22	0.59	1.30	1.37	1.37	1.39
Dividends paid on common stock	0.46	1.84	1.84	1.84	1.80	1.68
Balance Sheet Data:
Investments in real estate, net	$1,352,608	$1,345,195	$1,228,987	$1,333,026	$1,372,064	$1,316,685
Total assets	1,418,660	1,409,933	1,289,838	1,381,007	1,430,056	1,357,303
Borrowings under unsecured revolving credit facility	122,000	107,000	35,000	79,000	75,300	42,000
Senior notes due 2003-2038	614,750	614,750	564,750	627,900	657,900	545,150
Convertible debentures	—	—	—	—	—	57,431
Notes and bonds payable	110,953	111,303	91,590	62,857	64,048	64,623
Stockholders’ equity	517,273	529,140	555,312	563,472	585,590	605,558
Other Data:
Net cash provided by operating activities	$29,243	$85,664	$83,187	$99,940	$94,659	$106,067
Net cash provided by (used in) investing activities	$(17,577)	$(147,626)	$75,721	$11,258	$(89,753)	$(282,968)
Net cash provided by (used in) financing activities	$(10,219)	$61,287	$(155,995)	$(121,188)	$(4,949)	$182,891
Diluted weighted average shares outstanding	49,169	48,869	46,836	46,228	46,216	44,645

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement which accompanies this prospectus, the net proceeds from the sale of the securities offered from time to time hereby will be used for general corporate purposes, including the repayment of bank lines of credit and investments in health care related properties. We use our existing revolving bank credit facility for general corporate purposes, including the acquisition or construction of health care related facilities and the funding of mortgage loans secured by health care related facilities.

DESCRIPTION OF DEBT SECURITIES

Debt securities may be issued from time to time in series under an indenture we will enter into with J.P. Morgan Trust Company, as trustee. The statements under this caption are brief summaries of certain provisions contained in the indenture, do not purport to be complete and are qualified in their entirety by reference to the indenture, including the definitions of certain terms, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The following sets forth certain general terms and provisions of the debt securities. Further terms of the offered debt securities will be set forth in the prospectus supplement.

General

The indenture provides for the issuance of debt securities in series, and does not limit the principal amount of debt securities which may be issued thereunder.

Reference is made to the prospectus supplement for the following terms of the offered debt securities:

•	the specific title of the offered debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the percentage of their principal amount at which the offered debt securities will be issued;

•	the date on which the offered debt securities will mature;

•	the rate or rates per annum or the method for determining the rate or rates, if any, at which the offered debt securities will bear interest;

•	the times at which any interest will be payable;

•	any provisions relating to optional or mandatory redemption of the offered debt securities at our option or pursuant to sinking fund or analogous provisions or at the option of a holder;

•	the denominations in which the offered debt securities are authorized to be issued, if other than denominations of U.S. $100,000 and any integral multiple of U.S. $1,000 above U.S. $100,000;

•	any provisions relating to the conversion or exchange of the offered debt securities into common stock, preferred stock or into debt securities of another series;

•	whether the offered debt securities are to be issued in fully registered form without coupons or in bearer form with interest coupons or both;

•	the place or places at which we will make payments of principal and premium, if any, and interest, if any, and the method of payment;

•	whether the offered debt securities will be issued in whole or in part in global form;

•	the currency we will use to make payments of principal and premium, if any, and interest, if any, if it is not U.S. dollars;

•	the portion of the principal amount of the debt securities that will be payable upon declaration of the acceleration of the maturity of the debt securities, if it is less than the principal amount;

•	any additional covenants or events of default and the corresponding remedies not currently set forth in the indenture;

•	whether the offered debt securities will be subordinated to our other indebtedness;

•	any applicable material United States federal income tax consequences; and

•	any other specific terms of the offered debt securities.

One or more series of the debt securities may be issued as discounted debt securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any discounted debt securities will be described in the prospectus supplement relating to the discounted debt securities.

Status of Debt Securities

The debt securities will be unsecured obligations and may rank on a parity with all of our other unsecured and unsubordinated indebtedness or may be subordinated to certain other indebtedness.

Conversion Rights

The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of common stock, preferred stock or debt securities of another series will be set forth in the prospectus supplement relating to the series and in accordance with the indenture. To protect our status as a REIT, a holder may not convert any debt security, and the debt security is not convertible by any holder, if as a result of the conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of our common stock.

Absence of Restrictive Covenants

Except as noted below under “Dividends, Distributions and Acquisitions of Capital Stock,” we are not restricted by the indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose. The indenture does not require that we maintain any financial ratios or specified levels of net worth or liquidity. Except as may be set forth in the prospectus supplement, there are no provisions of the indenture which afford holders of the debt securities protection in the event we enter into a highly leveraged transaction.

Optional Redemption

The debt securities will be subject to redemption at our option at any time, for reasons intended to protect our status as a REIT. In connection therewith, we may redeem the debt securities in whole or from time to time in part, in the manner specified in the indenture, at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. The indenture does not contain any provision requiring us to repurchase the debt securities at the option of the holders of the debt securities in the event of a leveraged buyout, recapitalization or similar restructuring, even though our creditworthiness and the market value of the debt securities may decline significantly as a result of the transaction. The indenture does not protect holders of the debt securities against any decline in credit quality, whether resulting from any transaction or from any other cause.

Dividends, Distributions and Acquisitions of Capital Stock

If an event of default, as defined in the indenture, has occurred and is continuing or would exist immediately after giving effect to any of the following actions, the indenture provides that we will not do any of the following:

•	declare or pay any dividends or make any distributions to holders of our capital stock, other than dividends or distributions payable in our capital stock or other than as we determine is necessary to maintain our status as a REIT; or

•	purchase, redeem or otherwise acquire or retire for value any of our capital stock, or any warrants, rights or options to purchase or acquire any shares of our capital stock, other than the debt securities, or permit any subsidiary to do so.

Events of Default

An event of default with respect to debt securities of any series is defined in the indenture as:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment when due, in respect of any debt security of that series;

•	failure to perform any other covenant or warranty in the indenture continued for 60 days after written notice to us as provided in the indenture, other than a covenant included in the indenture solely for the benefit of one or more series of debt securities other than that series;

•	certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization;

•	a default under any mortgage, indenture or instrument evidencing any indebtedness for borrowed money, including the indenture, resulting in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to its maturity date or constituting a failure to pay at maturity an aggregate principal amount exceeding $25,000,000, unless the acceleration has been rescinded or annulled or the indebtedness has been discharged within 10 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities declaring a default or we are contesting the validity of the default in good faith by appropriate proceedings; and

•	any other event of default provided with respect to the debt securities of that series.

If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are discounted debt securities, the portion of the principal amount as may be specified in the terms of that series, of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable security or indemnity. Subject to providing for the indemnification of the trustee and subject to certain limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in our performance.

Modification, Amendment and Waiver

Modifications and amendments of the indenture may be made by us and the trustee without the consent of any holders to, among other things:

•	evidence the succession of another corporation to our company;

•	add to our covenants or surrender any right or power conferred upon us;

•	establish the form or terms of debt securities;

•	cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the indenture, provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

•	evidence and provide for a successor trustee.

Any modification or amendment of the indenture described in the second preceding bullet point above made solely to conform the indenture to this prospectus and the prospectus supplement provided to investors in connection with an offering of debt securities by us will not be deemed to adversely affect the interests of the holders of such debt securities in any material respect.

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment, provided that no the modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any debt security;

•	reduce the principal amount of, or premium or interest, if any, on any debt security;

•	reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the currency of payment of the principal of, or premium or interest, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	modify the conversion provisions, if any, of any debt security in a manner adverse to the holder of that debt security; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any modification or waiver.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal or premium, if any, or interest, if any, or a default in respect of a covenant or provision which under the terms of the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

Consolidation, Merger and Sale of Assets

The indenture provides that we, without the consent of the holders of any of the debt securities, may consolidate or merge with or into, or convey, lease or transfer our assets substantially as an entirety to, any corporation organized under the laws of the United States or any state, provided that the successor corporation assumes our obligations under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Global Securities

The debt securities of a series may be issued in whole or in part in global form. The global securities will be deposited with a depositary, or with a nominee for a depositary, identified in the prospectus supplement. In this case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The specific material terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of persons, or participants, that have accounts with the depositary. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of the debt securities. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the global security, with respect to interests of participants, or by participants or persons that hold through participants, with respect to interests of persons other than participants. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the holders of the debt securities, we, the trustee and our agents will treat a person as the holder of the principal amount of debt securities as specified in a written statement of the depositary. Except as set forth herein or otherwise provided in the prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names, will not receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither we, the trustee nor any paying agent for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of the participants.

If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the debt securities in definitive form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of the series in definitive form in exchange for all of the global security or securities representing the debt securities.

The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in debt securities represented by global securities.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Our Relationship with the Trustee

J.P. Morgan Trust Company, the trustee under the indenture, is a subsidiary of the lender and the administrative agent under our revolving credit facility under which we may borrow up to $150,000,000 through November 2005. We may in the future enter into other banking relationships with the trustee or the lender or their respective affiliates.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain other terms of any series of the preferred stock offered by any prospectus supplement will be described in the applicable prospectus supplement. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement do not purport to be complete and are subject to and qualified in their entirety by reference to our amended and restated articles of incorporation, as amended, and our board of directors’ resolution or articles supplementary relating to each series of the preferred stock which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of the series of the preferred stock.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share, which includes the preferred stock offered hereby.

Under our amended and restated articles of incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more series, with the voting, dividend, conversion or liquidation rights, designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of the series as are stated in the resolutions providing for the issuance of a series of preferred stock, adopted, at any time or from time to time, by our board of directors. At March 31, 2003 there were 1,000,000 shares of 7.677% Series A Cumulative Preferred Stock outstanding. With respect to payment of dividends, the Series A Preferred Stock will rank senior to our common stock and equivalent to any other shares of our preferred stock which are not by their terms, as disclosed in the applicable prospectus supplement, subordinated to the Series A Preferred Stock with respect to payment of dividends and amounts due upon liquidation, dissolution or winding up.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation, the dates on which dividends are payable and the dates from which dividends will commence to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions of assets with each other series of the preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of our general creditors.

Certain Provisions of our Amended and Restated Articles of Incorporation

See “Description of Common Stock—Redemption and Business Combination Provisions” for a description of certain provisions of our amended and restated articles of incorporation, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

Dividend Rights

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends on the dates and at the rates as are set forth in, or as are determined by the method described in, the prospectus supplement relating to the series of the preferred stock. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on the our stock books on the record dates, fixed by our board of directors, as specified in the prospectus supplement relating to the series of preferred stock.

The dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to the series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on the dividend payment date will be lost, and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of the series.

So long as the shares of any series of the preferred stock are outstanding, we may not, other than as we determine is necessary to maintain our status as a REIT, declare any dividends on any shares of common stock or any other stock ranking as to dividends or distributions of assets junior to the series of preferred stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities other than junior stock, unless:

•	full dividends, including if the preferred stock is cumulative, dividends for prior dividend periods, have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of the series and all other classes and series of preferred stock, other than junior stock; and

•	we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of the series or any shares of any other preferred stock of any class or series, other than junior stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of us, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock or any other shares of stock ranking junior as to the distribution to the series of preferred stock, the amount set forth in the prospectus supplement relating to the series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable with respect to the preferred stock of any series and any other shares of preferred stock, including any other series of the preferred stock, ranking as to the distribution on a parity with the series of the preferred stock are not paid in full, the holders of the preferred stock of the series and of the other shares of our preferred stock will share ratably in any distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each series of the preferred stock will be entitled to no further participation in any distribution of our assets.

Redemption

A series of the preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to the series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of preferred stock.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. Unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any, from and after the redemption date, dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, shall cease.

So long as any dividends on shares of any series of the preferred stock or any other series of preferred stock ranking on a parity as to dividends and distribution of assets with the series of the preferred stock are in arrears, no shares of any series of the preferred stock or other series of preferred stock will be redeemed, whether by mandatory or optional redemption, unless all of the shares of each series of preferred stock are simultaneously redeemed, and we will not purchase or otherwise acquire any shares; provided, however, that the foregoing will not prevent the purchase or acquisition of the shares pursuant to a purchase or exchange offer made on the same terms to holders of all shares outstanding of each series of preferred stock.

Conversion Rights

The terms, if any, on which shares of preferred stock of any series may be exchanged for or converted, mandatorily or otherwise, into shares of common stock or another series of preferred stock will be set forth in the prospectus supplement relating thereto. See “Description of Common Stock.”

Voting Rights

Except as indicated below or in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

Subject to the prior rights of any series of preferred stock outstanding from time to time, so long as any shares of the preferred stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 66 2/3% of the votes entitled to be cast with respect to the then outstanding shares of the series of the preferred stock together with any other series of preferred stock ranking on a parity with the series of preferred stock then outstanding, voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary:

•	to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of preferred stock ranking prior to the preferred stock of the series as to dividends, voting or upon distribution of assets; and

•	to repeal, amend or otherwise change any of the provisions applicable to the preferred stock of the series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges qualifications, limitations and other characteristics of the series of the preferred stock.

In case any series of the preferred stock would be so affected by any action referred to in the second clause above in a different manner than one or more series of the other series of preferred stock ranking on a parity with the series of preferred stock then outstanding, the holders of shares of the preferred stock of the series, together with any other series of preferred stock ranking on a parity with the series of preferred stock then outstanding which will be similarly affected, will be entitled to vote as a class, and we will not take the action without the consent or affirmative vote, as above provided, of at least 66 2/3% of the total number of votes entitled to be cast with respect to each series of the preferred stock and the other series of preferred stock ranking on a parity with the series of preferred stock then outstanding similarly affected, then outstanding, in lieu of the consent or affirmative vote described above otherwise required.

With respect to any matter as to which the preferred stock of any series is entitled to vote, holders of the preferred stock of the series and any other series of preferred stock ranking on a parity with the series of the preferred stock as to dividends and distributions of assets and which by its terms provides for similar voting rights will be entitled to cast the number of votes set forth in the prospectus supplement with respect to that series of preferred stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the preferred stock to vote together as a class with the holders of shares of one or more other series of preferred stock ranking on a parity with the series of preferred stock then outstanding, it is possible that the holders of the shares of other preferred stock could approve action that would adversely affect the series of preferred stock, including the creation of a class of capital stock ranking prior to the series of preferred stock as to dividends, voting or distributions of assets.

Transfer Agent and Registrar

Unless otherwise indicated in a prospectus supplement relating thereto, The Bank of New York will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the preferred stock.

DESCRIPTION OF COMMON STOCK

Common Stock

All shares of common stock:

•	participate equally in dividends payable to stockholders of common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of common stock on liquidation or dissolution;

•	have one vote per share on all matters submitted to a vote of the stockholders; and

•	do not have cumulative voting rights in the election of directors.

All issued and outstanding shares of common stock are, and the common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the common stock do not have preference, conversion, exchange or preemptive rights. The common stock is listed on the New York Stock Exchange (NYSE Symbol: NHP).

Redemption and Business Combination Provisions

If our board of directors is, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock has or may become concentrated in the hands of one beneficial owner, our board of directors has the power:

•	by lot or other means deemed equitable by it to call for the purchase from any stockholder a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our stock; and

•	to refuse to transfer or issue voting shares of stock to any person whose acquisition of those voting shares would, in the opinion of our board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our stock.

Further, any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of our stock shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of the acquisitions are sent, or, if none of these closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of the stock as determined by our board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

Our amended and restated articles of incorporation require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a “related person”, be approved by the affirmative vote of at least 90% of our outstanding voting stock or, in advance and unanimously, by our board of directors. A business combination is defined in our amended and restated articles of incorporation as:

•	any merger or consolidation with or into a related person;

•	any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “substantial part” of our assets, including without limitation any voting securities of a subsidiary, to a related person;

•	any merger or consolidation of a related person with or into us;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us;

•	the issuance of any of our securities to a related person, other than by way of pro rata distribution to all stockholders; and

•	any agreement, contract or other arrangement providing for any of the above.

Pursuant to our amended and restated articles of incorporation, our board of directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this prospectus, there are 7 directors, divided into three classes consisting of 3, 2 and 2 directors.

The foregoing provisions of our amended and restated articles of incorporation and certain other matters may not be amended without the affirmative vote of at least 90% of our outstanding voting stock.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our board of directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See “Description of Preferred Stock.” The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our amended and restated articles of incorporation may help assure fair treatment of stockholders and preserve our assets.

The foregoing summary of certain provisions of our amended and restated articles of incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our amended and restated articles of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Transfer Agent and Registrar

Unless otherwise indicated in a prospectus supplement relating thereto, The Bank of New York is the transfer agent and registrar of the common stock.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, preferred stock or common stock. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrant certificates relating to the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrant certificates or beneficial owners of securities warrants. The following summaries of certain provisions of the securities warrant agreement and securities warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the securities warrant agreement and the securities warrant certificates relating to each series of securities warrants which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of the series of securities warrants.

If securities warrants are offered, the applicable prospectus supplement will describe the terms of the securities warrants, including, in the case of securities warrants for the purchase of debt securities, the following where applicable:

•	the offering price;

•	the denominations and terms of the series of debt securities purchasable upon exercise of the securities warrants;

•	the designation and terms of any series of debt securities or preferred stock with which the securities warrants are being offered and the number of the securities warrants being offered with each debt security or preferred stock;

•	the date, if any, on and after which the securities warrants and the related series of debt securities or preferred stock will be transferable separately;

•	the principal amount of the series of debt securities purchasable upon exercise of each securities warrant and the price at which the principal amount of debt securities of the series may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants shall commence and the date on which the right shall expire;

•	whether the securities warrants will be issued in registered or bearer form;

•	any special United States Federal income tax consequences;

•	the terms, if any, on which we may accelerate the date by which the securities warrants must be exercised; and

•	any other terms of the securities warrants.

In the case of securities warrants for the purchase of preferred stock or common stock, the applicable prospectus supplement will describe the terms of the securities warrants, including the following where applicable:

•	the offering price;

•	the aggregate number of shares purchasable upon exercise of the securities warrants, the exercise price, and in the case of securities warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of the securities warrants;

•	the designation and terms of the series of debt securities or preferred stock with which the securities warrants are being offered and the number of the securities warrants being offered with each debt security or preferred stock;

•	the date, if any, on and after which the securities warrants and the related series of debt securities, preferred stock or common stock will be transferable separately;

•	the date on which the right to exercise the securities warrants shall commence and the expiration date;

•	any special United States Federal income tax consequences; and

•	any other terms of the securities warrants.

Securities warrant certificates may be exchanged for new securities warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any securities warrant to purchase debt securities, holders of the securities warrants will not have any of the rights of holders of the debt securities purchasable upon the exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities or to enforce covenants in the applicable indenture. Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of the securities warrants will not have any rights of holders of preferred stock or common stock, including the right to receive payments of dividends, if any, on the preferred stock or common stock, or to exercise any applicable right to vote.

Certain Risk Considerations

Any securities warrants we issue will involve a certain degree of risk, including risks arising from fluctuations in the price of the underlying securities and general risks applicable to the stock market or markets on which the underlying securities are traded.

Prospective purchasers of the securities warrants should recognize that the securities warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their securities warrants. This risk reflects the nature of a securities warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a securities warrant at any time is expected to increase if the price, or, if applicable, dividend rate on the underlying securities, increases. Conversely, the trading price of a securities warrant is expected to decrease as the time remaining to expiration of the securities warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration, the greater the risk that a purchaser of the securities warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the securities warrant expires to an extent sufficient to cover a purchaser’s cost of the securities warrant, the purchaser will lose all or part of his or her investment in the securities warrant upon expiration.

In addition, prospective purchasers of the securities warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the securities warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any securities warrants, prospective purchasers and holders of securities warrants should carefully consider, among other things:

•	the trading price of the securities warrants;

•	the price of the underlying securities at that time;

•	the time remaining to expiration; and

•	any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the securities warrants should further consider that the initial offering price of the securities warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the securities warrants will trade in the secondary market or whether any market will be liquid. We may, but we are not obligated to, file an application to list any securities warrants issued on a United States national securities exchange. To the extent that any securities warrants are exercised, the number of securities warrants outstanding will decrease, which may result in a decrease in the liquidity of the securities warrants. Finally, the securities warrants will constitute direct, unconditional and unsecured obligations and will be subject to any changes in our perceived creditworthiness.

Exercise of Securities Warrants

Each securities warrant will entitle the holder thereof to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered securities warrants. After the close of business on the expiration date, or on a later date to which we may extend the expiration date, unexercised securities warrants will become void.

Securities warrants may be exercised by delivering to the securities warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon the exercise together with certain information set forth on the reverse side of the securities warrant certificate. Securities warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing the securities warrants. Upon receipt of payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise. If fewer than all of the securities warrants represented by the securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of securities warrants.

Amendments and Supplements to Securities Warrant Agreement

The securities warrant agreements may be amended or supplemented without the consent of the holders of the securities warrants issued thereunder to effect changes that are not inconsistent with the provisions of the securities warrants and that do not adversely affect the interests of the holders of the securities warrants.

Common Stock Warrant Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

•	payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassifications of the common stock;

•	issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price; and

•	certain distributions of evidences of indebtedness or assets, including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in common stock, or of subscription rights and warrants, excluding those referred to above.

No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless the adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

Any holder of a common stock warrant will be entitled, on or after the occurrence of any of the following events, to receive on exercise of the common stock warrant the kind and amount of shares of stock or other securities, cash or other property, or any combination thereof, that the holder would have received had the holder exercised the common stock warrant immediately prior to the occurrence of any of the following events:

•	consolidation or merger of our company with or into any entity, other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock;

•	sale, transfer, lease or conveyance of all or substantially all of our assets; or

•	reclassification, capital reorganization or change of our common stock, other than solely a change in par value or from par value to no par value.

If the consideration to be received upon exercise of the common stock warrant following any of these events consists of common stock of the surviving entity, then from and after the occurrence of the event, the exercise price of the common stock warrant will be subject to the same anti-dilution and other adjustments described in the preceding paragraphs, applied as if the shares of common stock of the surviving entity were shares of our common stock.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where and in a manner as we are authorized to do so.

Underwriters may offer and sell securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may offer and sell securities in exchange for one or more of our outstanding issues of the securities or other securities. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements we enter into, to indemnification against and contribution toward certain civil liabilities.

If so indicated in the prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of the securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by contracts.

The net proceeds we receive from the sale of the securities will be the purchase price of the securities less any discounts or commissions and the other attributable expenses of issuance and distribution.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP. In addition, O’Melveny & Myers LLP has passed upon certain federal income tax matters. Unless otherwise specified in an applicable prospectus supplement, Sidley Austin Brown & Wood LLP will act as counsel for the underwriters or agents, if any. Paul C. Pringle, a partner at Sidley Austin Brown & Wood LLP, owns 42,454 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.nhp-reit.com. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Sections 13(a) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Current Report on Form 8-K filed with the SEC on May 1, 2003;

•	our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2003; and

•	the description of our common stock contained in our registration statement on Form 10 dated November 15, 1985 (File No. 1-9028), including the amendments dated December 3, 1985 and December 5, 1985, and any other amendment or report filed for the purpose of updating such description.

All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing the documents, other than information in the documents that is not deemed to be filed with the SEC. A statement contained herein, in a prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any subsequently filed document which is incorporated by reference herein, modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, on the request of any person, a copy of any or all the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: Mark L. Desmond

(949) 718-4400

$500,000,000

Debt Securities

Preferred Stock

Common Stock

Securities Warrants

PROSPECTUS

            , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses of this offering are estimated as follows:

SEC Registration Fee	$40,450
Printing and engraving expenses	200,000
Legal fees and expenses	300,000
Accounting fees and expenses	200,000
Transfer agent or trustee fees	25,000
Miscellaneous	100,000

Total	$865,450

Item 15.    Indemnification of Directors and Officers.

Our amended and restated articles of incorporation, as amended, and bylaws, as amended, provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.

Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or upon an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

The Company has entered into indemnity agreements with the officers and directors of the Company that provide that the Company will pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the Company.

Since November 1986, the Company has had in force directors’ and officers’ liability and Company reimbursement insurance covering liability for any actual or alleged error, misstatement, misleading statement, act or omission, and neglect or breach of duty claimed against them solely by reason of their being directors or officers of the Company.

Item 16.    Exhibits.

Exhibit No.	Description

3.1(a)	Restated Articles of Incorporation, filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-11 (No. 33-1128), effective December 19, 1985, and incorporated herein by this reference.

3.1(b)

Articles of Amendment and Restated Articles of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended March 31, 1989, and incorporated herein by this reference.

3.1(c)

Articles of Amendment of Amended and Restated Articles of Incorporation of the Company, filed as Exhibit 3.1(c) to the Company’s Registration Statement on Form S-11 (No. 33-32251), effective January 23, 1990, and incorporated herein by this reference.

3.1(d)

Articles of Amendment of Amended and Restated Articles of Incorporation of the Company, filed as Exhibit 3.1(d) to the Company’s Form 10-K for the year ended December 31, 1994, and incorporated herein by this reference.

3.1(e)

Articles Supplementary to the Company’s Amended and Restated Articles of Incorporation, dated September 24, 1997, filed as Exhibit 3.1 to the Company’s Form 8-K dated September 24, 1997, and incorporation herein by this reference.

3.2	Amended and Restated Bylaws of the Company, filed as Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by this reference.

4.1	Form of Indenture to be entered into between the Company and J.P. Morgan Trust Company, National Association, as trustee, and relating to the debt securities.

4.2

Indenture dated as of November 16, 1992, between the Company and J.P. Morgan Trust Company (formerly The Chase Manhattan Bank), National Association, as trustee, filed as Exhibit 4.1 to the Company’s Form S-3 (No. 33-54870) dated November 24, 1992, and incorporated herein by this reference.

4.3

Indenture dated as of June 30, 1993, between the Company and First Interstate Bank of California, as trustee, filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 33-64798), effective July 12, 1993, and incorporated herein by this reference.

4.4

First Supplemental Indenture dated November 15, 1993, between the Company and First Interstate Bank of California, as trustee, filed as Exhibit 4.1 to the Company’s Form 8-K dated November 15, 1993, and incorporated herein by this reference.

4.5

Indenture dated as of January 12, 1996, between the Company and The Bank of New York, as trustee, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (No. 33-65423) dated December 27, 1995, and incorporated herein by this reference.

4.6

Indenture dated as of January 13, 1999, between the Company and J.P. Morgan Trust Company (formerly Chase Manhattan Bank and Trust Company), National Association, as trustee, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (No. 333-70707) dated January 15, 1999, and incorporated herein by this reference.

5.1	Opinion of O’Melveny & Myers LLP re Legality of the Securities.

8.1	Opinion of O’Melveny & Myers LLP re Tax Matters.

12.1	Statement re Computation of Ratios.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1).

24.1	Power of Attorney (contained on page II-4).

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of J.P. Morgan Trust Company, as trustee.

Item 17.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the repayment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 29th day of May, 2003.

NATIONWIDE HEALTH PROPERTIES, INC.

By:	/s/ R. BRUCE ANDREWS
R. Bruce Andrews
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Nationwide Health Properties, Inc., do hereby constitute and appoint R. Bruce Andrews and Mark L. Desmond, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ CHARLES D. MILLER Charles D. Miller	Chairman and Director	May 29, 2003

/s/ R. BRUCE ANDREWS R. Bruce Andrews	President, Chief Executive Officer and Director (principal executive officer)	May 29, 2003

/s/ MARK L. DESMOND Mark L. Desmond	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 29, 2003

/s/ DAVID R. BANKS David R. Banks	Director	May 29, 2003

/s/ WILLIAM K. DOYLE William K. Doyle	Director	May 29, 2003

/s/ ROBERT D. PAULSON Robert D. Paulson	Director	May 29, 2003

/s/ KEITH P. RUSSELL Keith P. Russell	Director	May 29, 2003

/s/ JACK D. SAMUELSON Jack D. Samuelson	Director	May 29, 2003

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